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                                    EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


June 17, 2002

Vitalstate, Inc.
2191 Hampton Avenue
Montreal, Quebec H4A 2K5
Canada

Gentlemen:

         We have examined the registration statement on Form S-8 of Vitalstate, Inc., a New York corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 150,000 shares of the Company's common stock, $.000333 par value per share (the "Common Stock"), issuable upon the exercise of options granted under the Vitalstate, Inc. 2002 Non-Statutory Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Plan.

         We are of the opinion that the shares of Common Stock, when issued and sold, will be legally and validly issued, fully-paid and non- assessable.

         We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP



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